For Immediate Release

Media Contacts: Danita Gibson-Lloyd               Kimberly Knight
                Corporate Communications Mgr.     Corporate Communications Spec.
                (706) 649-5578                    (706) 644-1218
                dgibsonlloyd@totalsystem.com      kknight@totalsystem.com


       TSYS(R) Signs Sears, Roebuck and Co. for Card Processing Services
                TSYS To Undertake Industry's Largest Conversion
             Strengthens TSYS' Strategic Private Label Initiatives

Columbus, Ga., May 14, 1998 - Total System Services, Inc. (R) (TSYS(R)) (NYSE:
"TSS") today announced the signing of a long-term processing agreement with Sears, Roebuck and Co. (Sears) (NYSE: "S") to convert and process its private-label portfolio on TSYS' state-of-the-art Year 2000 compliant TS2(R) Cardholder System. This conversion of 60 million accounts will be the largest in the history of the credit card industry.

     Sears credit portfolio is by far the largest in the retail industry - bigger than the next 10 combined. In 1997, more than 32 million Sears accounts were active, and the portfolio's average managed receivables rose to $26.8 billion, an increase of 10 percent over 1996.

     "TSYS is very excited to have signed one of the preeminent card issuers and best known companies in the world. Sears enjoys a stellar reputation in the industry, and Total System Services looks forward to a long, prosperous relationship with them," said Richard W. Ussery, TSYS Chairman of the Board & CEO. "Our team members are committed to helping Sears meet and exceed its business challenges with our world-class people, service and systems," he continued.

     "TSYS processing will be key to Sears strategy of continuing to develop and leverage Sears credit customer relationships and to improve service support of Sears multiple retail formats and operations," said Alan J. Lacy, President of Sears Credit.

                                   -- more --

TSYS(R) Signs Sears, Roebuck and Co. for Card Processing Services/p.2

     TSYS President Philip W. Tomlinson said, "TSYS has placed a strategic focus on the retail and private label segments of the card industry. We have strengthened this key corporate initiative in such a way that a clear market leader like Sears has found it to be the solution to meet its business objectives. Moreover, TSYS expects our processing of the Sears portfolio to produce a net profit margin consistent with our historical net profit margins."

     Tomlinson continued, "We expect a smooth, seamless conversion of the Sears portfolio to TS2 primarily because TS2 was designed with option-driven features that large issuers require so that they may effectively compete in today's market. TS2 will enable Sears to proactively respond to the needs of its customers."

     "TS2 enables us to accomplish large-scale conversions quickly and efficiently. The changes that are required to meet the specific needs of issuers are made by changing option settings, not by modifying the system through labor intensive custom code as is the case with other software platforms," Tomlinson added.

     Sears, Roebuck and Co., is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenues of more than $41 billion. For more information, visit Sears Web site at www.sears.com.

     TSYS (www.totalsystem.com) is one of the world's largest credit, debit, commercial and private-label card processing companies. An 80.7% owned subsidiary of Synovus Financial Corp. (NYSE: "SNV")(www.synovus.com), TSYS serves card-issuing institutions throughout the United States, Puerto Rico, Canada and Mexico. Creating innovative processing solutions, TSYS makes it possible for more than 92 million cardholders to use their cards anytime, anywhere, without fail. We enable card-issuing institutions to profitably compete and better serve their customers through our world class people, technology and service.

                                      ###

The matters set forth in this news release contain forward-looking statements that are dependent on certain risks and uncertainties including the successful conversion of the Sears private-label card portfolio to the TS2 cardholder system, the future utilization of Sears private-label cards by consumers, and the associated realization of revenues and recognition of costs consistent with assumptions used by TSYS in negotiating the terms and conditions of this processing agreement.

Editors' Note: To hear live remarks and participate in Q & A at TSYS' press conference, call 1/800-753-9057 at 10 a.m. EST Friday, May 15. Please call in five to 10 minutes early to ensure your connection.